UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 8, 2009

SPACEHAB, Incorporated

(Exact name of registrant as specified in its charter)

Washington	0-27206	91-1273737
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

907 Gemini Street, Houston, Texas		77058
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (713) 558-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2009, we entered into an employment agreement with Lance W. Lord.  We entered into this new agreement to harmonize terms among our executives, to conform to the requirements of Internal Revenue Code Section 409A, to define employment terms for certain executive officers who had been employed without a formal employment agreement and to extend employment terms of executives for periods ranging from one to two years, thereby ensuring continuity and stability in the ranks of our executive management.  Following are brief summaries of the material terms of the new employment agreement.

Lance W. Lord

General.  According to the terms of his Employment Agreement effective as of October 6, 2008, Mr. Lord acts as Chief Executive Officer of Astrotech Space Operations, Incorporated.  Mr. Lord’s Employment Agreement expires on October 6, 2009, subject to renewal unless otherwise noticed by either Mr. Lord or the Company, for subsequent one year renewal terms.  He will receive an annual base salary of $175,000 and effective January 1, 2009, he will receive an annual base salary of $225,000.  Mr. Lord will participate in the 2008 Key Employee Incentive Bonus Plan with a targeted annual bonus potential of 30% of his base salary.  In addition, Mr. Lord will participate in the stock-based long-term incentive compensation program of the Company in accordance with the Company’s practice for administering its Long Term Incentive Compensation Program with respect to Executive Officers.  Mr. Lord will be eligible to participate in any pension, retirement, 401(k), profit-sharing and other employee benefits plans or programs of the Company available to other officers of the Company under the terms and conditions of such plans or programs.  Mr. Lord is also entitled to certain other perquisites, including supplemental term life, accident, and disability insurance with payment of such premiums by the Company.  Mr. Lord has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

Benefits upon the Occurrence of Certain Termination Events.  In the event Mr. Lord’s employment is involuntarily terminated; terminated as a result of his death or disability; or is terminated for “Good Reason” as defined in his employment agreement, he or his estate, as the case may be, will receive his accrued salary, including accrued vacation salary, and un-reimbursed expenses through the date of termination, a lump sum cash payment equal to Mr. Lord’s base salary for 9 months and a lump sum cash payment determined by the Compensation Committee in its discretion ranging from 0% to 50% of .75 times the annualized average of the annual bonuses paid or payable to Mr. Lord for the three years immediately preceding the year in which such termination occurs. Also in the event Mr. Lord’s employment is so terminated, any stock option, restricted stock, or other equity-based compensation previously awarded to Mr. Lord will vest as of the Termination Date applicable to such termination.  Further, as a result of such a termination Mr. Lord shall receive, at the expense of the Company, continued group health plan coverage under COBRA for a maximum period of 9 months after such termination.

In the event Mr. Lord’s employment agreement is terminated, voluntarily or involuntarily, within twelve (12) months following a “Change in Control” as defined in the agreement, Mr. Lord will be entitled to receive his accrued salary and un-reimbursed expenses through the date of termination, a lump sum cash payment equal to Mr. Lord’s base salary for 12 months and a lump sum cash payment determined by the Compensation Committee in its discretion ranging from 0% to 50% of one times the annualized average of the annual bonuses paid or payable to Mr. Lord for the three years immediately preceding the year in which such termination occurs.  Also in the event Mr. Lord’s employment is so terminated, any stock option, restricted stock, or other equity-based compensation previously awarded to Mr. Lord will vest as of the Termination Date applicable to such termination.  Further, as a result of such a termination Mr. Lord shall receive, at the expense of the Company, continued group health plan coverage under COBRA for a maximum period of 12 months after such termination.  In the event Mr. Lord’s employment is terminated for “Cause” or by Mr. Lord without “Good Reason,” Mr. Lord will be entitled to receive his accrued salary, including accrued vacation salary, and un-reimbursed expenses through the date of termination.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)   Exhibits.

10.1         Employment Agreement effective October 6, 2008, between SPACEHAB, Incorporated and Lance W. Lord

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPACEHAB, Incorporated

Date: January 13, 2009	By:	/s/ Brian K. Harrington
Brian K. Harrington
Senior Vice President, Chief Financial Officer,
Secretary and Treasurer